Exhibit 99.1

Armored AutoGroup Parent, Inc.

Consolidated Financial Statements

December 31, 2014 and 2013

(With Independent Auditor’s Report Thereon)

Armored AutoGroup Parent, Inc.

Consolidated Financial Statements

December 31, 2014

Report of Independent Auditors

The Board of Directors of Armored AutoGroup Parent, Inc.

We have audited the accompanying consolidated financial statements of Armored AutoGroup Parent, Inc. which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Armored AutoGroup Parent, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014.

/s/    Ernst & Young LLP

Stamford, Connecticut

April 17, 2015

Armored AutoGroup Parent, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,948	$26,036
Restricted cash	3,676	—
Accounts receivable, net	69,845	60,324
Inventories	63,305	34,043
Other current assets	13,459	11,676

Total current assets	198,233	132,079
Property, plant and equipment, net	31,008	28,936
Goodwill	523,363	358,826
Intangible assets, net	481,689	313,470
Deferred financing costs and other assets, net	2,257	3,719

Total assets	$1,236,550	$837,030

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,279	$6,989
Accrued expenses and other current liabilities	46,023	24,684
Current portion of long-term debt, less discount	3,000	3,000

Total current liabilities	65,302	34,673
Long-term debt, net of premium, discount and current portion	811,323	550,582
Other liabilities	4,161	2,500
Deferred income taxes	140,726	89,610

Total liabilities	1,021,512	677,365

Commitments and contingencies (Note 11)

Shareholders’ Equity:

Series A Preferred Stock ($0.01 par value, 150,000 shares authorized, 67,312 and no shares issued and outstanding at December 31, 2014 and 2013, respectively)	1	—
Common stock ($0.01 par value, 400,000,000 and 365,000,000 shares authorized, 288,384,891 and 265,745,000 shares issued and outstanding at December 31, 2014 and 2013, respectively)	2,884	2,658
Additional paid-in capital	352,693	263,927
Accumulated deficit	(123,440)	(98,971)
Accumulated other comprehensive loss	(17,100)	(7,949)

Total shareholders’ equity	215,038	159,665

Total liabilities and shareholders’ equity	$1,236,550	$837,030

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Parent, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Net sales	$409,979	$289,956	$306,468
Cost of products sold	219,177	158,049	167,570
Cost of products sold—acquisition related	6,806	—	—

Gross profit	183,996	131,907	138,898
Operating expenses:
Selling, general and administrative expenses	60,931	40,712	48,306
Advertising costs	28,807	27,787	31,072
Research and development costs	2,905	2,474	2,211
Depreciation and amortization	47,105	36,788	36,701
Intangible asset and goodwill impairment	7,000	—	24,117

Total operating expenses	146,748	107,761	142,407

Operating profit (loss)	37,248	24,146	(3,509)
Non-operating expenses:
Interest expense	71,533	48,024	48,887
Other expense, net	1,260	285	443

Loss before income taxes	(35,545)	(24,163)	(52,839)
Benefit for income taxes	11,076	10,775	7,040

Net loss	$(24,469)	$(13,388)	$(45,799)

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(9,151)	(9,389)	3,807

Comprehensive loss	$(33,620)	$(22,777)	$(41,992)

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Parent, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common Stock	Series A Preferred Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2011	265,795	$2,658	—	$—	$263,421	$(2,367)	$(39,784)	$223,928
Share based compensation	—	—	—	—	266	—	—	266
Translation adjustment	—	—	—	—	—	3,807	—	3,807
Net loss	—	—	—	—	—	—	(45,799)	(45,799)

Balance at December 31, 2012	265,795	2,658	—	—	263,687	1,440	(85,583)	182,202
Share based compensation	—	—	—	—	290	—	—	290
Repurchase of common stock	(50)	—	—	—	(50)	—	—	(50)
Translation adjustments	—	—	—	—	—	(9,389)	—	(9,389)
Net loss	—	—	—	—	—	—	(13,388)	(13,388)

Balance at December 31, 2013	265,745	2,658	—	—	263,927	(7,949)	(98,971)	159,665
Issuance of common stock – IDQ Acquisition	23,108	231	—	—	22,482	—	—	22,713
Sale of preferred stock	—	—	62	1	61,999	—	—	62,000
Issuance of preferred stock – IDQ acquisition	—	—	5	—	5,693	—	—	5,693
Share based compensation	—	—	—	—	(840)	—	—	(840)
Repurchase of common stock	(468)	(5)	—	—	(480)	—	—	(485)
Repurchase of preferred stock	—	—	—	—	(88)	—	—	(88)
Translation adjustments	—	—	—	—	—	(9,151)	—	(9,151)
Net loss	—	—	—	—	—	—	(24,469)	(24,469)

Balance at December 31, 2014	288,385	$2,884	67	$1	$352,693	$(17,100)	$(123,440)	$215,038

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Parent, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Cash flows from operating activities:
Net loss	$(24,469)	$(13,388)	$(45,799)
Adjustments:
Depreciation and amortization	57,992	47,846	46,813
Intangible asset and goodwill impairment	7,000	—	24,117
Share based compensation	(840)	290	266
Deferred income taxes	(20,583)	(15,210)	(10,612)
Restructuring and other charges	1,243	63	157
Cash effects of changes, net of acquisition effects in:
Accounts receivable	11,521	8,955	(15,302)
Inventories	(1,609)	9,276	(5,194)
Due (to)/from Clorox	—	(46)	11,864
Other current assets	3,410	781	(753)
Accounts payable and accrued liabilities	(13,240)	(10,622)	10,509
Income taxes	7	1,641	(4,436)
Other	155	(1,338)	(1,384)

Net cash provided by operating activities	20,587	28,248	10,246

Cash flows from investing activities:
Acquisition of IDQ Acquisition Corp, net of cash acquired	(40,234)	—	—
Capital expenditures	(5,692)	(4,305)	(7,698)
Other acquisitions, net	(1,797)	(3,084)	—

Net cash used in investing activities	(47,723)	(7,389)	(7,698)

Cash flows from financing activities:
Borrowings under revolver	17,000	23,000	64,001
Payments on revolver	(17,000)	(23,000)	(64,001)
Principal payments on notes payable	(12,000)	(3,611)	(3,000)
Proceeds from issuance of preferred stock	62,000	—	—
Repurchase of preferred stock	(88)	—	—
Repurchase of common stock	(485)	(50)	—
Deferred financing costs	—	—	(350)

Net cash provided by (used in) financing activities	49,427	(3,661)	(3,350)

Effect of exchange rate changes on cash	(379)	(170)	75

Net increase (decrease) in cash	21,912	17,028	(727)
Cash and cash equivalents, at beginning of period	26,036	9,008	9,735

Cash and cash equivalents, at end of period	$47,948	$26,036	$9,008

Supplemental cash flow disclosures:
Cash paid for interest	$71,101	$43,878	$45,314

Cash paid for income taxes	$6,996	$4,099	$8,207

The accompanying notes are an integral part of these consolidated financial statements

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 1—The Company and Summary of Significant Accounting Policies

The Company

Armored AutoGroup Parent, Inc. (“Armored AutoGroup”, “AAG” or “the Company”) is a consumer products company consisting of industry leading and highly recognizable brands in the automotive aftermarket appearance products: Armor All®; performance chemicals categories, STP®; and, newly acquired products in the do-it-yourself (DIY) air conditioner recharge and retrofit kits and related products: A/C PRO, Arctic Freeze®, Sub Zero®, and Super Seal® Stop Leak.

On March 17, 2014, the Company and its wholly owned subsidiaries, Armored AutoGroup, Inc. and AAG IDQ Acquisition Corporation, acquired a 100% equity interest in IDQ Acquisition Corp. (“IDQ” or “IDQ Acq. Corp.”). IDQ is a leading manufacturer of do-it-yourself air conditioner recharge and retrofit kits and related products for the automotive aftermarket. For the year ended December 31, 2014 net sales for IDQ were approximately $145 million. As of December 31, 2014, total assets attributable to the IDQ operations were approximately $446 million.

Armored AutoGroup delivers its products to distributors, resellers and end users (collectively the customers) through its direct operations in the United States, Canada, Mexico, Australia, China and the United Kingdom and distributor relationships in approximately 50 countries. The Armor All and STP brands offer multiple automotive appearance and performance chemicals that can be found in most of the major developed countries around the world. IDQ products are sold in over 25,000 retail stores principally in the United States under the brands A/C PRO, Arctic Freeze®, Sub Zero®, and Super Seal® Stop Leak.

In September 2010, Viking Acquisition Inc., an entity owned by affiliates of Avista Capital Holdings, L.P. (“Avista”), entered into an agreement to acquire the AutoCare Products Business, Armor All, STP and certain other brands from Clorox pursuant to the terms of a Purchase and Sale Agreement dated September 21, 2010 (the “Acquisition”). The Acquisition closed on November 5, 2010 and included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in Painesville, Ohio and Wales, U.K. Viking Acquisition Inc. was subsequently renamed as Armored AutoGroup Inc. (“AAG Inc.”). The Company indirectly owns 91.3% of AAG Inc.’s issued and outstanding capital stock through its direct subsidiary and AAG Inc.’s direct parent, Armored AutoGroup Intermediate Inc. (“Intermediate”). The Company granted a 7.1% stake in the common equity of the Company to Kinderhook Industries on March 17, 2014, as a component of the consideration for the sale of its ownership interest in IDQ to the Company. In addition, members of IDQ’s management acquired an additional 1.6% common equity interest as a component of the consideration for the sale of their ownership interest in IDQ.

References to “Armored AutoGroup” or the “Company” herein, refer collectively to Armored AutoGroup Parent, Inc., as well as all of its consolidated subsidiaries, unless otherwise specified.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s fiscal year end is December 31. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The Company’s appearance and air conditioner products sales are seasonal and can be impacted by weather. Sales are typically higher in the first half of the calendar year as the Company’s customers purchase inventory for the spring and summer seasons when weather is warmer than in the northern hemisphere in the fall and winter months. This pattern is largely reflective of our customers’ seasonal purchasing patterns, as well as the timing of our promotional activities. Weather can also influence consumer behavior, especially for appearance and air conditioner products. Both product lines sell best during warm and dry weather, and less if weather is cold and wet. For these reasons, among others, the Company’s results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance. The Company builds moderate levels of working capital and inventory in advance of and during the peak selling season. Working capital is also impacted by increases in accounts receivable, which increase significantly during the peak selling period and are typically lowest in the fourth quarter of the year.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to allowances for excess and obsolete inventory, provisions for cash discounts on amounts due from customers, fair values assigned to assets acquired and liabilities assumed in connection with acquisitions (See Note 7), accruals for consumer and trade promotion programs, future product volume and pricing estimates, future cash flows utilized in impairment testing of goodwill and other long lived assets, creditworthiness of customers and potential income tax. Actual results could differ materially from the estimates and assumptions made.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2014 and December 31, 2013, cash and cash equivalents amounted to $47.9 million, and $26.0 million, respectively, which included a money market account with an initial term of less than three months.

Restricted Cash

Restricted cash as of December 31, 2014 amounted to $3.7 million and relates to amounts held in escrow pursuant to a license and settlement agreement, and funds deposited in an interest reserve account in accordance with the terms of the $45 million senior secured notes (See Note 9).

Pursuant to a “License and Settlement Agreement” dated April 16, 2008, IDQ was obligated to fund in the form of a cash payment a royalty fee based on the sale of certain products which the Licensor claimed utilized its enforceable patent. During 2011, IDQ received notification that the U.S. Court upheld the patent in dispute and as a result, after the Licensor complies with certain requirements of the License and Settlement Agreement, IDQ will distribute the escrowed funds.

On July 26, 2013, the patent expired which terminated the License and Settlement Agreement, releasing IDQ from its obligation to make royalty payments as of that date. As of December 31, 2014, the escrowed funds amounted to $0.5 million. Pursuant to the indenture governing the $45 million senior secured notes, the Company reserved the cash interest which was paid to those note holders on April 1, 2015. During September 2014, those funds totaling $3.2 million were deposited into an interest reserve account maintained with the collateral agent and are included within restricted cash at December 31, 2014.

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations, with the exception of the Company’s United Kingdom (“U.K.”) operation, whose functional currency was the U.S. dollar, during 2014 and prior. Subsequently, in early 2015 the Company’s U.K. entity switched their functional currency from the U.S. dollar to the British Pound sterling. An entity’s functional currency is the currency of the primary economic environment in which the entity operates. Management determined in early 2015 that due to a change in the manner in which the U. K. entity operates, that a switch in the functional currency to the British Pound sterling from the U. S. dollar was necessary.

When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense, net in the consolidated statement of comprehensive loss. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the respective balance sheet reporting date. Income and expenses are translated at the average exchange rate during the period. Gains and losses on foreign currency translations are reported as a component of accumulated other comprehensive loss. Deferred taxes are not provided on cumulative translation adjustments as the Company expects earnings of its foreign subsidiary to be indefinitely reinvested.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Accounts Receivable, net

The Company records accounts receivable at net realizable value. This value includes allowances for discounts and estimated uncollectible accounts to reflect losses anticipated on accounts receivable balances. The allowance for uncollectible accounts is based on historical write-offs, an analysis of past due accounts based on the contractual terms of the receivables, and the economic status of customers, if known. The Company believes that the allowance is sufficient to cover uncollectible amounts; however, there can be no assurance that unanticipated future business conditions of customers will not have a negative impact on its results of operations. Accounts receivable are written off against the allowance for estimated uncollectible accounts should we conclude their collection is improbable.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable, which are typically unsecured, are limited to an extent due to the large number of entities comprising the Company’s customer base and their dispersion across many geographical regions. The Company performs ongoing credit evaluations of the financial condition of its customers and requires credit enhancements, such as letters of credit and bank guarantees, in certain circumstances.

The Company does, however, sell a significant portion of its products through third party distributors, resellers and significant retail customers (See Note 3) and, as a result, maintains at times significant receivables balances with these parties. If the financial condition of these distributors, resellers or significant retail customers should deteriorate substantially, the Company’s results of operations, financial position and cash flows could be adversely affected.

Cash at times may exceed FDIC insurable limits.

Inventories

Inventories are stated at the lower of cost or market under a first-in, first-out (“FIFO”) basis, except for the Company’s U. K. operation’s inventories which represent approximately 7% of total net inventory and are stated at average cost. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are calculated by the straight-line method using the estimated useful lives of the related assets. Routine repairs and maintenance are expensed when incurred. Leasehold improvements are depreciated over a period no longer than the lease term. Internal and external costs incurred in developing or obtaining computer software for internal use are capitalized in property, plant and equipment and are amortized on a straight-line basis, over the estimated useful life of the software. General and administrative costs related to developing or obtaining such software are expensed as incurred.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

The following table provides estimated useful lives generally assigned to property, plant and equipment by asset classification:

Classification	Expected Useful Lives
Land improvements	10 - 30 years
Buildings	7 - 40 years
Machinery and equipment	2 - 15 years
Computer software	3 - 7 years
Furniture, fixtures, and office equipment	5 - 7 years
Vehicles	3 - 7 years
Molds and dies	3 years
Leasehold improvements	Shorter of asset life or remaining lease term

Property, plant and equipment are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts reviews of idle and underutilized equipment when events or circumstances arise indicating that future cash flows are insufficient to recover the book value of asset groups, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s (or asset group’s) book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a discounted cash flow (“DCF”) model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement. There have been no instances of impairment identified.

Acquisitions

The Company accounts for acquired businesses using the purchase method of accounting. Under the purchase method, the Company’s consolidated financial statements include the operations of an acquired business from the date of acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Determining the fair value of certain assets and liabilities acquired is judgmental in nature and often involves the use of significant estimates and assumptions. The Company typically uses an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows, the underlying product life cycles, the economic barriers to entry and the discount rate applied to the cash flows. Actual results may differ from our estimates.

Finite Lived Intangible Assets

Amortization of intangible assets with finite lives (patents, customer relationships and licensing arrangements) is recognized over estimated useful lives ranging from 5 to 16 years, which the Company believes reasonably represents the time period in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company has experienced a negligible attrition rate in its customer base, and is not able to identify a reliable pattern of attrition and, as such, is utilizing the straight-line amortization method to amortize customer relationship intangible assets. Finite lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. There have been no instances of impairment identified.

Indefinite Lived Intangible Assets

The Company tests its trademarks and brand names with indefinite lives for impairment annually as of the first day of the fourth quarter, unless there are indications during an interim period that these assets are more likely than not to have become impaired. For trademarks and brand names with indefinite lives, impairment occurs when the carrying amount of an

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. The Company has four geographical reporting units under AAG Inc. entity and one reporting unit under the IDQ entity. The first step of the goodwill impairment test is to compare the fair value of each reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination at the date of the evaluation and the fair value was the purchase price paid to acquire the reporting unit.

The Company estimates the fair value of reporting units using a weighting of fair values derived from an income approach and a market approach. Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is inherently subjective in nature and often involves the use of significant estimates and assumptions based on known facts and circumstances at the time the Company performs the valuation. The use of different assumptions, inputs and judgments or changes in circumstances could materially affect the results of the valuation and could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge.

Income approach—To determine fair value, the Company uses a DCF approach for each of the reporting units. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s long-range forecasts, and give consideration to historic and projected long-term business trends and strategies. The other key estimates and factors used in the DCF include, but are not limited to, discount rates, future sales volumes, revenue and expense growth rates, changes in working capital, capital expenditure forecasts, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Market approach—The Company uses the guideline public company method to select reasonably similar/guideline publicly traded companies for each of the Company’s reporting units. Using the guideline public company method, the Company calculates earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples for each of the public companies using both historical and forecasted EBITDA figures. By applying these multiples to the appropriate historical and forecasted EBITDA figures for each reporting unit, fair value estimates are calculated.

Revenue Recognition

Sales are recognized when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Revenue includes shipping and handling costs, which generally are included in the list price to the customer. Taxes collected from customers and remitted to governmental authorities are not included in sales. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

The Company routinely commits to on-going and one-time trade promotion programs with customers, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons offered through various programs to customers and consumers. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other liabilities line item in the consolidated balance sheets and are recorded as a reduction of sales in the consolidated statements of comprehensive loss.

Amounts received by the Company from the licensing of certain trademarks are recorded as deferred revenue on the Consolidated Balance Sheets and are recognized in net sales on a straight-line basis over the term of the licensing agreement when the underlying royalties are earned.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product, contract manufacturing costs, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity, as well as costs associated with developing and designing new packaging.

Selling, General and Administrative Expenses

Selling, general and administrative expense is primarily comprised of marketing expenses, selling expenses, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, all of which are included in selling and administrative expenses.

Advertising Costs

Advertising and sales promotion costs are expensed as incurred. Costs associated with the Company’s television, print, radio, internet and in-store campaigns are expensed when the advertising or promotion is published or presented to consumers. Costs associated with the Company’s racing sponsorships and promotional events are expensed at the time or during the period of the race or promotional event.

Share Based Compensation

The Company has granted both time based stock option awards and performance based stock option awards that vest subject to a liquidity event (e.g., an initial public offering or change in control, as defined) and based upon the attainment of specified minimum returns on capital to Parent shareholders. These grants are subject to the Stockholders Agreement repurchase right (see Note 13) which provides that in the event an option holder terminates voluntarily, without good reason and not for cause, the Company has the right to repurchase shares acquired through the exercise of an option for the lesser of current FMV or the option exercise price. This provision effectively provides that an option is never vested until the Company decides not to pursue its repurchase right after an exercise and termination. The Company measures share based compensation associated with the time based awards based on their fair values on the dates they were granted. Prior to this fiscal year, the expense was recognized by amortizing the fair value on a straight-line basis over the vesting period. In fiscal year 2014, the Company determined that the repurchase language in the Shareholder Agreement created an indefinite vesting condition such that no compensation expense should be recognized until an actual vesting event occurs. As a result, in the year ended December 31, 2014, approximately $0.8 million of compensation expense which was previously recognized for these grants was reversed.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Although the Company has estimated the fair value of its performance based stock option awards, given that the performance condition (a liquidity event) is not probable of occurrence, the Company has not recognized any share based compensation expense attendant to these awards (See Note 14).

Employee Benefits

In November 2010, the Company established a defined contribution plan for the U.S. employees of AAG, Inc., which qualifies as a tax deferred savings plan under Section 401(k) of the Internal Revenue Code (“IRC” or the “Code”). Eligible U.S. employees may contribute a percentage of their pre-tax compensation, subject to certain IRC limitations. The plan provides for employer matching contributions of 100% of participant income deferrals to a maximum of $1,000 and employer contributions up to 10% of a participant’s annual base salary, subject to limits prescribed under U.S. federal regulations.

IDQ Acq. Corp. has a defined contribution (401(k)) plan as amended, available to employees (except for those covered under a collective bargaining agreement and part-time employees) who have completed three months of service and have attained 21 years of age. IDQ Acq. Corp’s matching contributions under the plan are 100% of applicable contributions up to the first 4% of employees’ compensation.

Operating Leases

The Company recognizes rental expense for operating leases, including those with rent abatement and escalation provisions, on a straight-line basis over the applicable lease term.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Deferred Financing Costs

Deferred financing costs represent legal, other professional and bank underwriting fees incurred in connection with the issuance of debt. Such fees are amortized over the life of the related debt using the interest method and are included in interest expense.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

As of December 30, 2014, the Company has $5.0 million of goodwill, which is expected to be deductible for tax purposes.

Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss or comprehensive loss.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. For nonpublic entities, ASU No. 2014-09 is effective for the annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier as follows: (1) an annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, (2) an annual reporting period beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017 (3) an annual reporting period beginning after December 15, 2017, including interim periods within that reporting period. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

The FASB decided to propose a one-year deferral of the effective date for its new revenue standard for public and nonpublic entities reporting under US GAAP. Under the proposal, the standard would be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Nonpublic entities would be required to adopt the new standard for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019.

The proposal also would permit both public and nonpublic entities to adopt the standard as early as the original public entity effective date (i.e., annual reporting periods beginning after December 15, 2016 and interim periods therein). Early adoption prior to that date would not be permitted. The FASB plans to issue an exposure draft on the proposal and expects to seek public comment with a 30-day comment period. The IASB is expected to discuss its standard’s effective date later this month. In an effort to simplify the accounting for private companies the FASB has adopted certain recommendations of the Private Company Council into the Accounting Standards Codification which may be adopted by private companies. The Company will not adopt these private company accounting standards.

Note 2—Acquisition of IDQ Acquisition Corp. and Related-Party Transactions

On March 17, 2014, the Company, in conjunction with its wholly owned subsidiaries, AAG Inc., and AAG IDQ Acquisition Corporation, the Company’s direct wholly-owned subsidiary (“AcquisitionCo”) collectively acquired 100% of the common stock of IDQ Acquisition Corp., pursuant to a Stock Purchase Agreement, dated as of March 17, 2014 (the “AAG Purchase Agreement”), by and among the Company, AAG Inc., AcquisitionCo, IDQ Acq. Corp., the then existing stockholders of IDQ Acq. Corp., and a Contribution Agreement, dated March 17, 2014 (the “Contribution Agreement”), by and among the Company and the then existing stockholders of IDQ Acq. Corp. (“the March 17 Acquisition”) for an aggregate purchase price of $97.1 million. The acquisition did not result in the Company or any of its subsidiaries becoming an obligor of IDQ’s debt instruments and IDQ did not become an obligor of the Company or any of the Company’s other subsidiaries’ debt instruments.

The acquisition of IDQ expands the Company’s consumer product portfolio in the automotive aftermarket industry, as it is a leading manufacturer of do-it-yourself air conditioner recharge and retrofit kits and related products which are sold in over 25,000 retail stores principally in the United States. In accordance with ASC Topic 805, Business Combinations, the change in control was accounted for under the acquisition method of accounting by the Company. As such, the assets and liabilities of IDQ were recorded at their estimated fair value on March 17, 2014.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Pursuant to the AAG Purchase Agreement, immediately prior to the execution of said Agreement, the existing stockholders of IDQ Acq. Corp., pursuant to the Contribution Agreement noted above, collectively contributed 186,541 of their common stock in IDQ to the Company in exchange for common and preferred shares in AAG Parent representing a total estimated fair value of $28.4 million. The remaining 458,177 issued and outstanding shares of common stock of IDQ were purchased from the existing stockholders for a total $70.0 million. In addition, at the time of the close, IDQ paid $1.3 million in third party professional fees and expenses that were incurred by AAG Inc. in connection with the acquisition, which was recorded as a reduction of the total consideration exchanged.

IDQ obtained consents for the change in control from its creditors through amendments to the indentures governing the IDQ Holdings $220 million Notes and the IDQ Acq. Corp. $45 million Notes, and an amendment to the IDQ Holdings’ Revolving Credit Facility, in consideration of payments of $0.6 million, $0.7 million and $0.1 million, respectively (See Note 7). In addition, the creditors consented to the payments of acquisition related transaction costs, such as advisory, legal and other professional fees, of up to $8.0 million, of which $5.6 million was expensed and included in general and administrative expenses in the accompanying statements of comprehensive loss for the year ended December 31, 2014.

During the fourth quarter of 2014, the Company finalized its valuation of the acquisition date fair values of the consideration transferred, and the assets acquired and liabilities assumed. Based on that assessment, management determined that the acquisition resulted in goodwill of $166.6 million, which is attributable to expected synergies and other benefits that will result from combining certain operations of IDQ and AAG Inc. The following is a summary of the consideration transferred for the March 17 Acquisition and the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Purchase price:
Cash consideration	$68,723,844
Fair value of equity instruments ( the sellers received a non-controlling interest in AAG Parent)	28,405,545

Total	97,129,389

Fair values of assets acquired and liabilities assumed:
Current and other assets	74,435,863
Inventory step-up	6,806,000
Property and equipment	4,664,000
Intangible assets	225,900,000
Current liabilities	(39,325,314)
Long-term liabilities	(272,156,216)
Net deferred tax liability	(69,768,811)

Net value of assets (liabilities) acquired	(69,444,478)

Excess - goodwill	$166,573,867

The fair value of the current assets acquired includes trade receivables with a fair value of $20.6 million. A step-up in the value of the inventory of $6.8 million was recorded in connection with the IDQ Acquisition based on valuation estimates. During 2014, the full $6.8 million of the step-up amount was charged to cost of products sold, as the inventory was sold, see consolidated statements of comprehensive loss. The fair values allocated to intangible assets include patents, trademarks and customer relationships with a total estimated fair value of $225.9 million (See Note 7). The relief from royalty method approach was used to value the patents and the trademarks, and the profit contribution method income

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

approach was used to value the customer relationships. The fair values of the long term liabilities assumed include the IDQ Holdings $220 million Notes and the IDQ Acq. Corp. $45 million Notes, with estimated fair values of $224.4 million and $46.8 million, respectively, which is based on par value plus an approximated yield-to-maturity premium.

In addition to and in anticipation of the Company’s investment in IDQ, the Company entered into an amendment of AAG’s Credit Facility on March 11, 2014 revising a defined term, Consolidated EBITDA. Consolidated EBITDA is used in the calculation of certain financial condition covenants under the Credit Facility. The revision to the definition of Consolidated EBITDA excludes from AAG Inc.’s Consolidated EBITDA fees and expenses incurred for the Company’s investment in IDQ, it’s implementation of a management services agreement with IDQ and its pursuit of cost savings, expense reductions and other operating improvements and synergies related to the IDQ acquisition.

In the second quarter of 2014, the Company made an acquisition in the United Kingdom for a total consideration of approximately $1.9 million.

In conjunction with the original Acquisition, the Company entered into a Transition Services Agreement (“TSA”) with Clorox whereby Clorox would provide certain services, equipment and office space to the Company. Additionally under the TSA, the Company provided certain services to Clorox. Related party transactions and activities involving Clorox are not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealings may exist. On November 1, 2011, the Company completed the transition of its North American and export operations from Clorox provisioning to standalone operations. The Company completed the transition of certain international operations from Clorox in the second quarter of 2012 and terminated the remaining service components of the TSA. During 2012, the Company recorded $0.7 million of payments under the agreement in Selling and administrative expenses. Further, on conclusion of the TSA we entered into a subsequent arrangement with Clorox for continuation of services in Australia and New Zealand, including warehousing, logistics, customer service and information systems facilities and support. Expenses for these services were $1.3 million and $0.7 million and were included in cost of goods sold and selling, general and administrative expenses, respectively in 2012.

Avista

Avista owns approximately 91.3% of the Company. As a result, Avista has the power to elect our board of directors and has the ability to exercise significant influence or control over the Company’s operations.

The Company has entered into a monitoring agreement with Avista and affiliates of Avista whereby Avista provides services for a fixed fee of $1.0 million annually to the Company. Selling, general and administrative expenses, including out of pocket expenses related to this monitoring agreement were (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Avista monitoring agreement fees	$1,652	$1,044	$1,055

In connection with the Acquisition and the issuance of its long-term debt, the Company paid $4.1 million to Avista and affiliates of Avista for consulting expenses and recorded these as deferred financing costs which are amortized over the term of the debt using the effective interest method. Related amortization expense was (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Amortization of Avista consulting expenses	$600	$604	$605

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Consulting Agreements

Michael Klein, who serves as the Company’s Chief Executive Officer, is the sole member of Las Colinas Investments, LLC, which is entitled to receive $125,280 per annum from IDQ Operating, Inc., a subsidiary of IDQ Acq. Corp., pursuant to, and subject to the terms and conditions of, the Consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $360,000 following April 1, 2014. Gerard Rooney, who serves as the Company’s Executive Vice President of Operations, is the sole member of Windy Hill Investments LLC, which is entitled to receive $83,250 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the Consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $240,000 following April 1, 2014. Under the terms of the Board Service and Consulting Agreements, dated as of June 1, 2014 and March 17, 2014, respectively, Ms. Kranc and Mr. Yurko are each entitled to receive $50,000 per annum from the Company for their board service and consulting services. In consideration for services rendered in connection with the IDQ investment, Mr. Yurko received a transaction fee equal to $250,000 per the terms of the consulting agreement. In June 2014, Ms. Kranc was granted 100,000 stock options, per the terms of her consulting agreement.

Kinderhook Industries

Under the terms of the IDQ Acquisition, Kinderhook Industries, which formerly owned 88% of IDQ Acq. Corp., received a 7.1% stake in the common equity of the Company, as a component of the consideration for the sale of its ownership interest in IDQ Acq. Corp. Kinderhook had a monitoring agreement whereby Kinderhook provides services for a fixed fee of $1.7 million annually to IDQ Acq. Corp. The agreement was amended in March 2014 to cap future payments to Kinderhook at a total of $5.0 million. Selling, general and administrative expenses, including out of pocket expenses related to this monitoring agreement were $1.2 million during 2014.

Directors and Officers

In connection with the Acquisition and issuance of the AAG’s long-term debt, the Company incurred costs of $1.8 million for consulting expenses from individuals that later became directors and officers of the Company. Of this amount, $0.4 million was paid to certain directors and officers of the Company and $1.4 million was reinvested in the Company through the purchase of common stock. Of these consulting expenses, $1.3 million was recorded in 2010 with the remaining $0.5 million deferred and amortized over the term of the respective debt using the effective interest method. Related amortization expense was (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Amortization of directors’ and officers’ consulting expenses	$68	$68	$68

The Company engaged Charles McIlvaine, a former Director of the Company, to provide services associated with corporate development and other strategic initiatives on a consulting basis. Pursuant to this arrangement the Company recorded charges of $0.1 million in the year ended December 31, 2012, in selling, general and administrative expenses.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 3—Accounts Receivable, net

The percentage of accounts receivable due from the Company’s largest customers were:

	December 31, 2014	December 31, 2013
First	21%	24%
Second	19%	7%

No other customers exceeded 10% of net accounts receivable in any period.

The percentage of the Company’s net sales to the Company’s largest customers were:

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Walmart	23%	23%	22%
AutoZone	12%	—	—

Sales to the Company’s largest customer are principally made in North America. No other customers exceeded 10% of net sales in any period.

The Company’s allowance for doubtful accounts is summarized as follows (in thousands):

	Beginning Balance	Provision for Doubtful Accounts	Amounts Written- Off	Other Deductions— Purchase Accounting	Ending Balance
Year ended December 31, 2014	$448	$360	$(241)	$—	$567
Year ended December 31, 2013	682	174	(408)	—	448
Year ended December 31, 2012	390	370	(78)	—	682

Note 4—Inventories

Inventories consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Finished goods	$43,600	$28,400
Work in process	1,750	—
Raw materials and packaging	20,271	7,896
Allowances for obsolescence	(2,316)	(2,253)

	$63,305	$34,043

The Company’s allowance for obsolescence is summarized as follows (in thousands):

Year Ended December 31,	Beginning Balance	Provision for obsolescence	Amounts Written- Off	Other Deductions— Purchase Accounting	Ending Balance
2014	$2,253	$3,818	$(3,755)	$—	$2,316
2013	2,029	3,599	(3,375)	—	2,253
2012	2,051	1,195	(1,217)	—	2,029

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 5—Other Current Assets

Other current assets consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Current deferred taxes	$5,451	$3,555
Deferred financing costs	1,508	1,767
Prepaid expenses	3,230	2,015
Prepaid income taxes	1,480	2,453
Other	1,790	1,886

	$13,459	$11,676

Note 6—Property, Plant and Equipment, net

Property, plant and equipment consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Land and improvements	$696	$696
Buildings	3,773	3,769
Leasehold improvements	1,381	1,088
Machinery and equipment	28,833	22,331
Furniture, fixtures and office equipment	4,622	4,434
Vehicles	457	413
Molds and dies	272	—
Capitalized software	12,697	12,182
Construction in progress	3,531	1,541

	56,262	46,454
Less: accumulated depreciation	(25,254)	(17,518)

	$31,008	$28,936

Depreciation expense related to property, plant and equipment and amortization of capitalized software was (in thousands):

	Year ended
	December 31, 2014	December 31, 2013	December 31, 2012
Depreciation	$5,655	$4,953	$4,639
Amortization of capitalized software	2,198	2,017	1,605

	$7,853	$6,970	$6,244

Note 7—Goodwill and Intangible Assets, net

During the fourth quarter of 2014, the Company completed its annual indefinite lived intangible asset impairment assessment. The Company uses an income approach, the relief from royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. The fair values of the trademarks and brand names were determined using unobservable inputs, reflecting the Company’s

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

own assumptions (Level 3). Changes in such estimates or the application of alternative assumptions could produce different results. After completing the trademark impairment test as described in Note 1, the Company recorded a $7.0 million non-cash trademark impairment charge related to its STP trade name, which is included in intangible asset and goodwill impairment in the consolidated statement of comprehensive loss. The key factors leading to the impairment charge was a decline in forecasted future results of the brand, as compared with the projections which were made when the brand was acquired from Clorox in 2010.

During the fourth quarter of 2012, the Company revised its pricing structure for intercompany purchases and sales of goods (“Intercompany Pricing”). The change in Intercompany Pricing had the effect of increasing the cost of intercompany purchases in the Company’s Europe, Middle East and Africa reporting unit, its Australia and New Zealand reporting unit and its Latin America and Asia reporting unit, while increasing the value of intercompany sales from the Company’s North America reporting unit. As a result of this change in Intercompany Pricing, when the Company determined the fair value of the assets and liabilities of its reporting units in the first step of the goodwill impairment test as described in Note 1 the fair value of the Company’s Europe, Middle East and Africa reporting unit and its Australia and New Zealand reporting unit were lower than the carrying values of those reporting units. This decrease in value resulted primarily from the change in the Intercompany Pricing structure. After completing the second step of the goodwill impairment test as described in Note 1, the Company recorded a $24.1 million non-cash goodwill impairment charge, which is included in intangible asset and goodwill impairment in the consolidated statement of comprehensive loss. The fair values of the trademarks and brand names were determined using unobservable inputs, reflecting the Company’s own assumptions (Level 3).

The Company also evaluated the recoverability of its customer relationships, patents and licensing arrangements intangible assets as well as its tangible, long lived assets. When there is prevalent indication of impairment of a finite and long-lived asset or asset group, the Company tests for recoverability by comparing the carrying value of an asset or asset group to their undiscounted cash flows. However, the Company concluded there was not a prevalence of evidence any impairment was present at the asset group level for any of its finite lived assets.

Changes in the carrying amount of goodwill and intangible assets were as follows (in thousands):

		Trademarks and Other Intangible Assets
	Goodwill	Patents Subject to Amortization	Trademarks and Brands Not Subject to Amortization	Customer Relationships Subject to Amortization	Licensing Arrangements Subject to Amortization	Total
Balance at December 31, 2012	$362,216	—	$99,597	$249,610	$3,698	$352,905
Amortization	—	—	—	(35,488)	(1,300)	(36,788)
Acquisition	580	—	—	1,823	—	1,823
Translation adjustments	(3,970)	—	(1,384)	(3,086)	—	(4,470)

Balance at December 31, 2013	358,826	—	98,213	212,859	2,398	313,470

Amortization	0	(2,366)	0	(43,439)	(1,300)	(47,105)
Impairment	0	0	(7,000)	0	0	(7,000)
Acquisitions	168,445	26,900	31,400	167,600	0	225,900
Translation adjustments	(3,908)	—	(1,161)	(2,415)	0	(3,576)

Balance at December 31, 2014	$523,363	$24,534	$121,452	$334,605	$1,098	$481,689

Customer relationships and licensing arrangements subject to amortization are reported on the consolidated balance sheets net of accumulated amortization of $149.1 million, and $80.6 million, at December 31, 2014 and 2013, respectively. The weighted average remaining amortization period for patents, customer relationships and licensing arrangements subject to amortization is 8 years, 6 years and 2 years, respectively. In the first quarter of 2014, the Company acquired IDQ Holdings in the United States, increasing goodwill by $166.6 million (all of which was allocated to the IDQ reporting unit) and made an

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

acquisition in the U. K., increasing goodwill by $1.9 million (all of which was allocated to its European reporting unit under AAG Inc.) In the third quarter of 2013, the Company made an acquisition in Europe, increasing goodwill and customer relationships by $0.6 million and $1.8 million (which will be amortized over 7 years), respectively. Licensing royalties were $2.4 million, $2.3 million and $3.0 million in the years ended December 31, 2014, 2013 and 2012, respectively. Although licensing agreements may not be renewed for strategic or other reasons, the Company generally maintains and extends its existing license arrangements.

Expected future amortization expense for these intangible assets as of December 31, 2014 is as follows:

Fiscal Years
2015	$51,322
2016	49,126
2017	47,637
2018	39,554
2019	39,554
Thereafter	133,044

$360,237

Note 8—Accrued Expenses and Other Current Liabilities

The following summarizes the Company’s accrued expenses and other current liabilities (in thousands):

	December 31, 2014	December 31, 2013
Trade, sales promotion and advertising	$10,254	$8,777
Accrued interest	15,864	8,029
Accrued taxes	2,729	50
Compensation and benefits	6,627	2,156
Other	10,549	5,672

	$46,023	$24,684

Note 9—Debt

The following summarizes the Company’s debt (in thousands):

	December 31, 2014
	Face Value	Premium	Discount	Carry Value	Less: current portion	Long-term portion, net of discount/ premium
Revolvers(1)	$—	$—	$—	$—	$—	$—
AAG Term Loan- due 2016	279,000	—	(3,389)	275,611	(3,000)	$272,611
AAG Senior Notes- 9.75%, due 2018	275,000	—	(6,142)	268,858	—	268,858
IDQ Holdings- Senior Secured Notes- 11.5%, due 2017	220,000	3,390	—	223,390	—	223,390
IDQ Acq. Corp. -Senior Secured Notes- 14.0%, due 2017	45,000	1,464	—	46,464	—	46,464

	$819,000	$4,854	$(9,531)	$814,323	$(3,000)	$811,323

(1)	– AAG Revolver and IDQ Holdings Revolving Credit Facilities.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

	December 31, 2013
	Balance	Discount	Carry Value	Less: current portion	Long-term Portion, net of discount
AAG Revolver	$—	$—	$—	$—	$—
AAG Term Loan- due 2016	291,000	(6,271)	284,729	(3,000)	$281,729
AAG Senior Notes- 9.75%, due 2018	275,000	(6,147)	268,853	—	268,853

	$566,000	$(12,418)	$553,582	$(3,000)	$550,582

AAG Credit Facility

In connection with the Acquisition on November 5, 2010, the Company entered into a credit agreement, among Intermediate, the Company, several lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto (the “AAG Credit Facility”). Borrowings under the AAG Credit Facility bear interest at a rate of the sum of (i) the greater of the London Interbank Offered Rate (“LIBOR”) or 1.75% and (ii) 4.25%. The AAG Credit Facility provided revolving credit and a Term Loan as follows:

AAG Revolver—A secured $50.0 million revolving credit loan (the “AAG Revolver”) governed by the AAG Revolving Credit facility, which expires in November 2015. Further to interest as described above on the AAG Revolver, an annual commitment fee of 0.75% is charged quarterly based on the average daily unused portion of the AAG Revolver. No amounts were outstanding against the AAG Revolver at December 31, 2014 and December 31, 2013. While the Company expects to be able to renew the AAG Revolving Credit Facility, there is no guarantee the Company will be successful, which may limit the Company’s ability to achieve its corporate operating plans.

On March 11, 2014, the Company entered into an amendment of AAG’s Credit Facility revising a defined term, Consolidated EBITDA. Consolidated EBITDA is used in the calculation of certain financial condition covenants under the AAG Credit Facility. The revision to the definition of Consolidated EBITDA excludes from Consolidated EBITDA fees and expenses incurred for the Company’s acquisition of IDQ Acq. Corp., the Company’s implementation of a management services agreement with IDQ Acq. Corp. and the Company’s pursuit of cost savings, expense reductions and other operating improvements and synergies related to IDQ.

AAG Term Loan—A $300.0 million term loan (the “AAG Term Loan”) with quarterly principal payments of $0.8 million and the remaining principal maturing in November 2016.

In September 2012, the Company entered into an amendment of the AAG Credit Facility revising the maximum consolidated leverage ratio and the minimum consolidated interest coverage ratio as applicable to the Company’s $50.0 million Revolver. Costs associated with the amendment of $0.4 million have been deferred and are recorded as other current assets and other non-current assets on the Company’s consolidated balance sheets, and will be amortized to interest expense together with other of the Company’s deferred financing costs using the effective interest method.

The AAG Credit Facility is collateralized by substantially all of the assets of AAG. The AAG Credit Facility is subject to certain covenants which restrict the payment of dividends, AAG’s ability to incur indebtedness or liens, or make certain investments and requires AAG to maintain certain financial ratios. As of December 31, 2014, the Company was in compliance with all covenants related to the AAG Credit Facility. The Company’s payment obligations under the AAG Credit Facility are guaranteed, jointly and severally, by all of AAG’s wholly owned domestic subsidiaries.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

AAG Senior Notes

In connection with the Acquisition on November 5, 2010, AAG issued 9.25% senior unsecured notes (the “AAG Senior Notes”) in an aggregate principal amount of $275.0 million, which will mature in November 2018. The coupon interest on these notes is payable semiannually on May 1 and November 1.

Under terms of a registration rights agreement the Company entered into with respect to the AAG Senior Notes, the Company agreed to use commercially reasonable efforts to complete an exchange offer related to the notes by April 28, 2012. Until the exchange offer was completed on August 23, 2012, additional interest of $0.3 million accrued on the AAG Senior Notes that was paid November 2012.

The indenture that governs the AAG Senior Notes is subject to certain covenants which restrict the payment of dividends, AAG’s ability to incur indebtedness or liens, or make certain investments. AAG’s payment obligations under the AAG Senior Notes are guaranteed, jointly and severally, by all of the AAG’s wholly owned domestic subsidiaries.

IDQ Holdings $220 Million Senior Secured Notes

On March 17, 2014, the Company assumed the debt of IDQ Holdings, as part of the March 17 Acquisition (See Note 2). In connection with the March 2014 Sale, the $220 Million Senior Secured Notes (the “$220M Notes”) were recorded at their estimated fair value of $224.4 million, which included a premium of $4.4 million. The premium is being amortized into interest expense using the effective interest rate method over the remaining term of the $220M Notes. At December 31, 2014 the carrying value of the $220M Notes was $223.4 million, which includes unamortized premiums of $3.4 million. Interest is payable on the $220M Notes in cash semi-annually, in arrears, on April 1 and October 1 of each year.

Previously, on March 27, 2012, IDQ Holdings completed the sale of $220 million aggregate principal amount of 11.5% senior secured notes due April 2017. The $220M Notes were issued under an indenture among IDQ Holdings, its’ subsidiary guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee. The $220M Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of IDQ’s existing and future domestic restricted subsidiaries. The $220M Notes and the related guarantees are secured by liens on substantially all of IDQ’s and the guarantor’s assets, subject to certain exceptions and permitted liens. The security interest in such assets consisting of working capital assets that secure the notes and the related guarantees are contractually subordinated to liens thereon that secure the IDQ Holdings Revolving Credit Facility. The security interest in the non-working capital assets are contractually subordinated to liens thereon that secure the notes and the related guarantees.

The indenture governing the $220M Notes contains certain restrictive covenants that, among other requirements, limits IDQ’s and it’s restricted subsidiaries’ ability to incur additional debt, pay dividends or make other restricted payments, prepay, redeem or repurchase capital stock or subordinated debt, transfer or sell assets, make investments, enter into transactions with IDQ’s affiliates, create or incur liens and merge or consolidate with any person. These covenants are subject to a number of exceptions and qualifications, as defined in the indenture, and for so long as the $220M Notes have an investment grade rating from both Standard & Poor’s and Moody’s Investor Service, Inc., and no default has occurred and is continuing under the indenture governing the $220M Notes, generally, the Company will not be subject to certain of the covenants listed above. As of December 31, 2014, IDQ Holdings was in compliance with all such covenants.

Subject to certain conditions, in general, IDQ must make an offer to purchase the $220M Notes with the excess cash flow offer amount, defined in the indenture as 75% of IDQ’s excess cash flow, determined for each annual period ending December 31, at 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company will not be required (but may elect to do so) to make an excess cash offer unless the excess cash amount with respect to the period exceeds $3.0 million (lesser amounts are to be carried forward for determining whether the $3.0 million threshold has been met for any future period). Should the Company conclude or be required to make such offer, then the offer shall be mailed to the $220M Notes’ holders within 120 days after the applicable annual period ending December 31. With respect to the year ended December 31, 2014, the Company has estimated the excess cash flow offer amount to be approximately $14.6 million.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

After October 1, 2014, the Company has the option to redeem a portion or all of the notes at a premium, set forth, in the indenture, which will decrease over time, plus accrued and unpaid interest, if any, to the date of redemption.

Should the Company experience a change in control, as defined in the indenture, the holders of the $220M Notes have the right to require the Company to purchase the notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. In connection with the change in control that occurred on March 17, 2014, the indenture governing the $220M Notes was amended effective March 17, 2014, so that the acquisitions did not constitute a “Change in Control”, as defined in the indenture and, therefore, IDQ was not required to make any “Change in Control Offers” to the $220M Note holders. The provisions of these Supplemental Indentures required consideration of $0.6 million for the amendment.

At December 31, 2014, accrued interest on the notes was $6.3 million.

IDQ Holdings $35 Million Revolving Credit Facility

On March 27, 2012, concurrent with the sale of the $220M Notes and repayment of the revolving bank debt, IDQ entered into a new $35 million asset based revolving credit facility with the same lender (the “IDQ Holdings Revolving Credit Facility”) which is effective through March 27, 2017. Under the IDQ Holdings Revolving Credit Facility, the interest rate, at the option of the Company, is prime rate plus 1.50% or LIBOR plus 2.50%. The Company may borrow based on a borrowing base formula that includes 85% and 60% of eligible receivables and inventory, respectively.

IDQ’s obligations under the IDQ Holdings Revolving Credit Facility are secured, subject to certain exceptions, by a first priority lien on IDQ’s working capital assets and by a second priority lien on IDQ Holdings’ non-working capital assets. In addition under the IDQ Holdings Revolving Credit Facility, IDQ must adhere to an annual capital expenditure limit covenant of $1.75 million, for the year ended December 31, 2014. Amounts not used may be carried over for one year only to the next fiscal year. A third amendment to the IDQ Holdings Revolving Credit Facility allows for restructuring capital expenditures associated with the March 2014 Sale, not to exceed $4.0 million during the term of this agreement. As of December 31, 2014, IDQ Holdings was in compliance with this covenant.

On August 20, 2012, in connection with the sale of $45 million aggregate principal amount of senior secured notes due October 1, 2017 by IDQ Acq. Corp. (the “$45M Notes”), as described further below, the IDQ Holdings Revolving Credit Facility was amended to permit IDQ Holdings to declare and make a dividend to IDQ Acq. Corp., subject to certain requirements defined in the amended agreement, in order to allow IDQ Acq. Corp. to pay the fees and expenses associated with the sale of the $45M Notes. Additionally, the amendment permits IDQ Holdings to declare and make a dividend to IDQ Acq. Corp., subject to certain limitations, for the regularly scheduled cash payment of interest, at the rate of 14.00%, per annum, on the $45M Notes. On March 17, 2014, there was a third amendment to the IDQ Holdings Revolving Credit Facility for the consent to the changes in ownership that occurred on that date (See Note 2) and to allow for the payment of fees and expenses in connection with the change in control. The second amendment on December 27, 2012, permits the IDQ Holdings to make payments to Kinderhook pursuant to the management agreement in effect on December 27, 2012 (See Note 11). Consent fees of $87,500 and $350,000, were paid in consideration of the third and second amendment, respectively. At December 31, 2014, the availability under the IDQ Holdings Revolving Credit Facility was $13.6 million and there was no outstanding balance at December 31, 2014.

IDQ Acq. Corp. $45 Million Senior Secured Notes

In connection with the March 17, 2014 sale transaction (See Note 2), the Company and subsidiaries assumed the IDQ $45M Notes (the “$45M Notes”) at their estimated fair value of $46.8 million, which included a premium of $1.8 million. The premium is being amortized into interest expense using the effective interest rate method over the remaining term of the notes. The terms of the $45M Notes require the Company to pay interest due entirely in cash (14.00%) to the extent that there is sufficient cash in an interest reserve account established by the Company or, if there is not sufficient cash in the interest reserve account, partially with cash from the interest reserve account, if any, and the balance by the issuance of additional PIK Notes at (14.75%) which would increase the principal amount of the outstanding notes. Interest is payable semi-annually, in arrears, on April 1 and October 1 of each year. As of December 31, 2014, the carrying balance of the $45M Notes was $46.5 million, which includes the unamortized premium of $1.5 million.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

On August 20, 2012, IDQ Acq. Corp. completed the sale of $45 million aggregate principal amount of senior secured notes due October 1, 2017. The $45M Notes were issued at 100% of the aggregate principal amount. The notes were issued under an indenture among IDQ and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The notes are not guaranteed by any of IDQ’s subsidiaries and are structurally subordinated to all of the liabilities and preferred stock of any of IDQ’s subsidiaries, including the $220M Notes and the IDQ Holdings Revolving Credit Facility. The $45M Notes are secured by liens on substantially all of IDQ Acq. Corp.’s assets subject to certain exception and permitted liens, including a first priority pledge on 100% of the capital stock of IDQ Holdings.

The indenture governing the $45M Notes contains certain restrictive covenants that, among other requirements, limits IDQ and restricted subsidiaries’, including IDQ Holdings’, ability to incur additional debt, pay dividends or make other restricted payments, prepay, redeem or repurchase capital stock or subordinated debt, transfer or sell assets, make investments, enter into transactions with affiliates, create or incur liens and merge or consolidate with any person. In addition, IDQ Acq. Corp. may not engage in any business or activity other than its ownership of all of the equity interest in IDQ Holdings, performing its obligations with respect to indebtedness or liens permitted to be incurred under the indenture, and activities incidental to the foregoing.

After October 1, 2014, the Company has the option to redeem a portion or all of the $45M Notes at a premium, set forth in the indenture, which will decrease over time, plus accrued and unpaid interest, if any, to the date of redemption.

Should IDQ Acq. Corp. experience a change in control, as defined in the indenture, the holders of the $45M Notes have the right to require IDQ Acq. Corp. to purchase their notes at a price in cash equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest (at the cash interest rate) thereon. In the event that the terms of the indebtedness of IDQ Acq. Corp.’s subsidiaries prohibits such a repurchase, then within a specified time described fully in the $45M Notes indenture, IDQ Acq. Corp. shall repay in full all such indebtedness, or offer to repay in full such indebtedness, if doing so will allow the purchase of the notes or obtain the requisite consent under the agreements governing such indebtedness to permit the repurchase of the notes. In connection with the change in control that occurred on March 17, 2014 (See Note 2), the indenture governing the $45M Notes was amended effective March 17, 2014 so that the acquisitions did not constitute a “Change in Control”, as defined in the indenture and, therefore, IDQ Acq. Corp. was not required to make any “Change in Control Offers” to the note holders. The provisions of these Supplemental Indentures required consideration of $0.7 million for the amendment.

As mentioned above, effective August 20, 2012, an amendment to the IDQ Holdings Revolving Credit Facility permits IDQ Holdings to declare and make dividends to IDQ Acq. Corp, subject to certain requirements defined in the amendment agreement, in order to allow IDQ Acq. Corp. to make the regularly scheduled cash payments of interest, at the rate of 14.00% per annum, on the $45M Notes. On the business day preceding October 1 of each year, IDQ Acq. Corp. will cause IDQ Holdings to make the maximum amount of permitted dividends to it, pursuant to the indenture governing the $220M Notes, so long as such dividend is otherwise permitted to be made under the indenture governing the $220M Notes, the IDQ Holdings Revolving Credit Facility, and in accordance with applicable law, and that IDQ. Acq. Corp. shall deposit such amounts in the interest reserve account maintained with the collateral agent. In lieu of causing IDQ Holdings to make such a dividend, IDQ Acq. Corp. may deposit an equivalent amount from the sale of its capital stock or by a contribution of capital. Amounts on deposit in the interest reserve account shall be released to the Trustee in accordance with the terms of the security agreement to pay interest due on the $45M Notes. No indebtedness may be secured by a lien on the interest reserve account other than the $45M Notes.

On September 30, 2014, IDQ Acq. Corp. reserved the cash interest of $3.1 million due April 1, 2015 on the $45M Notes. These funds, as required, were deposited in the interest reserve account maintained with the collateral agent, and at December 31, 2014 are included in restricted cash (See Note 1) within current assets in the accompanying consolidated balance sheets. On April 1, 2015, IDQ Acq. Corp. authorized the release of those funds to the trustee of the $45M Notes. For the period March 17, 2014 through December 31, 2014, interest expense related to the $45M Notes amounted to $4.7 million, which is net of amortization of note premium of $0.3 million.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Interest Expense

Interest expense associated with the credit facilities and the Company’s long-term debt including commitment fees for unused borrowings, and amortization of original issue discount and deferred financing costs were as follows (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Credit Facility
AAG Revolver	$813	$864	$1,485
AAG Term Loan- due 2016	19,392	19,954	20,110

AAG Senior Notes- 9.75%, due 2018	27,210	27,089	26,980
IDQ Holdings Senior Secured Notes- 11.5%, due 2017	18,985	—	—
IDQ Acq. Corp. Senior Secured Notes- 14.0%, due 2017	4,651	—	—
Other	482	117	312

	$71,533	$48,024	$48,887

Debt Maturities

Debt maturities are as follows as of December 31, 2014 (in thousands):

Fiscal Years
2015	$3,000
2016	276,000
2017	265,000
2018	275,000

$819,000

Deferred Financing Costs, net

Costs associated with the establishment of the AAG Credit Facility and AAG Senior Notes have been deferred and are recorded as other current assets and other non-current assets on the Company’s Consolidated Balance Sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Balance	$9,979	$9,979
Less: accumulated amortization	(6,397)	(4,814)

	3,582	5,165
Less: current portion, net of amortization	(1,508)	(1,767)

Long-term portion, net of amortization	$2,074	$3,398

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 10—Fair Value Measurement of Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value which is intended to increase consistency and comparability and related disclosures. An asset or liability’s classification is based on the lowest level of input that is significant to the fair value measurement and is disclosed in one of the following three categories:

Level 1—Quoted market prices in active markets for identical assets or liabilities.

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3—Unobservable inputs reflecting the reporting entity’s own assumptions.

The Company’s financial instruments consist of cash, trade accounts receivable, trade accounts payable and long-term debt. Due to their short-term maturity, the carrying amounts of cash, trade accounts receivable and trade accounts payable approximate their fair market values. The carrying and fair values of the Company’s long-term debt were as follows (in thousands):

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
AAG Term Loan	$275,611	$278,303	$284,729	$291,000
AAG Senior Notes- 9.75%, due 2018	$268,858	$273,625	$268,853	$267,438
IDQ Holdings- Senior Secured Notes- 11.5%, due 2017	$223,400	$224,400	$—	$—
IDQ Acq. Corp.- Senior Secured Notes- 14.0%, due 2017	$46,500	$46,800	$—	$—

The fair value of the Term Loan and Senior Notes was determined using broker quotes (Level 2). The broker quotes are determined on an analysis of discounted cash flows together with applicable forward LIBOR rates.

Note 11—Commitments and Contingencies

The Company leases various manufacturing, warehousing and office facilities under non-cancelable operating lease agreements which expire at various dates through 2019. The Company also has a number of third party service providers covering aspects of the administration of the business, including procurement, contract manufacturing, logistics, transportation, warehousing, software maintenance, systems support and hosting. In its marketing and brand support, the Company employs sponsorships, television, print, digital and online advertising. In sourcing of these services the Company generally enters into enforceable and legally binding agreements specifying all significant terms, including quantity, price and the approximate timing of the provision of the good or service to the Company. Under its existing non-cancelable contracts, as of December 31, 2014 the Company is required to pay minimum annual payments as follows (in thousands):

Year Ended December 31,	Operating Leases	Procurement, Contract Manufacturing, Warehousing and Logistics Obligations	Software Maintenance, Systems Support and Hosting	Sponsorship and Media Agreements	Advisory Services and Monitoring
2015	$4,004	$5,643	$803	$2,515	$2,740
2016	$3,906	$3,939	$313	$845	$2,572
2017	$3,197	$3,518	$0	$0	$1,000
2018	$2,369	$1,540	$0	$0	$1,000
2019	$1,377	$1,540	$0	$0	$1,000
Thereafter(1)	$271	$124	$0	$0	$0

	$15,124	$16,304	$1,116	$3,360	$8,312

(1)	– Excludes the Company’s withdrawal liability to the pension of former employees of IDQ Operating, relating to a complete withdrawal within the meaning of Section 4203 of ERISA. The Company is obligated to fund the pension fund $50,000 per year, until the obligations are satisfied. (See Note 16 in the Notes to the Consolidated Financial Statements.)

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Operating lease arrangements—Certain of the Company’s operating lease agreements contain rent abatement and rent escalation clauses. The Company expenses rent on a straight-line basis over the life its leases, which commences on the date the Company has the right to control leased property. Certain of the Company’s facility operating lease agreements also provide for additional conditional payments in connection with the lease of the property (e.g., share of operating expenses, insurance, and real estate taxes). These additional payments are not included in the summary of above.

Rental expense for all operating leases was (in thousands):

Year ended
December 31, 2014	December 31, 2013	December 31, 2012
$4,731	$2,775	$4,108

Contract manufacturing, warehousing and logistics obligations—The Company secures its warehousing facilities and attendant services, and logistics and transportation expertise under several contracts extending into 2019. These outsourcing arrangements typically provide for a base fee and variable costs determined with reference to volume or the provision of additional services, and terms providing for termination for convenience on 120 days’ notice and the payment of stipulated fees and additional costs. Only fixed or base fees on an ongoing basis for the term of the contracted services are included in the above summary. Further, the Company has ongoing relationships with various suppliers who procure, manufacture and/or package the Company’s products (“Contract Manufacturers”). Certain of the Company’s Contract Manufacturers maintain title and control of raw materials and components, materials utilized in finished products, and of the finished products themselves until shipment to the Company’s customers or third party distribution centers in accordance with agreed upon shipment terms. The Company purchases and maintains title and control of raw materials and components packaged by other of its Contract Manufacturers and is only obligated further for the services themselves. The Company typically does not have definitive minimum purchase obligations included in the contract terms with its Contract Manufacturers or other raw material or component suppliers. In the ordinary course of business, supply and service needs are communicated by the Company to its Contract Manufacturers based on orders and short-term projections, ranging typically three months. The Company is committed to purchase the products produced by the Contract Manufacturers based on the projections provided.

Software maintenance, systems support and hosting— The Company outsources much of its information technology infrastructure. These arrangements typically provide for a base or fixed fee and additional costs associated with added systems users and supplementary services, and terms providing for early contract termination with notice and the payment of stipulated fees. Only fixed or base fees on an ongoing basis for the term of the contracted services are included in the above summary.

Supply and purchase agreements— IDQ Acq. Corp. completed a raw material supply agreement that was in effect March 1, 2014 through July 31, 2014. Purchases from this supplier for the period March 17, 2014 through July 31, 2014 were approximately $1.1 million. Additionally, IDQ Acq. Corp. had another supply agreement that was in effect from November 1, 2013 through December 31, 2014, during which period IDQ Acq. Corp. was expected to make purchases totaling approximately $1.8 million. For the period ended December 31, 2014, IDQ Holdings purchases from this supplier totaled approximately $2.1 million. The Company anticipates renewing these agreements in 2015.

Sponsorship and media agreements—The Company’s marketing campaigns rely heavily on racing and rally sponsorships, promotional events, television, print and online advertising. Sponsorship commitments extend into 2015 and the Company’s media plan extends through 2016.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Advisory Services and Monitoring Agreement—Under the Company’s Advisory Services and Monitoring Agreement, Avista and Kinderhook are providing the Company ongoing advisory services with respect to strategic business plans, corporate development and financial monitoring (See Note 2).

Note 12—Litigation and Other Legal Matters

The Company is subject to various lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

In connection with the Acquisition, Clorox retained liability associated with a potential contract claim and the Company has agreed to indemnify and reimburse Clorox for 50% of the first $5.0 million in costs related to the contract claim. As of December 31, 2014 and 2013, the Company has accrued a $2.5 million long-term liability related to this contingency, which is included in other liabilities on the consolidated balance sheets.

Note 13—Shareholders’ Equity

Preferred Stock

In March 2014, the Company amended its Articles of Incorporation to authorize 200 million shares of preferred stock, of which 150,000 shares are designated as Series A Preferred stock and the remainder is undesignated. The Company’s parent, Avista, contributed $62.0 million to the Company in exchange for 62,000 shares of the Preferred A stock. Upon completion of the March 17, 2014 Sales Transaction, Kinderhook and former shareholders of IDQ received 4,746 shares and 647 shares, respectively, of the Company’s Series A Preferred stock. Since these shares are not traded on the public market, the Company commissioned a valuation by an unrelated third-party valuation firm, in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and assigned a fair value to the Series A Preferred stock issued to Kinderhook and former management IDQ shareholders of $1,094.90 and $766.43 per share (discounted for lack of marketability), respectively.

At December 31, 2014, Avista owned 91.4 % of the Company’s issued and outstanding Series A Preferred stock, with an additional 7.1% owned by Kinderhook and the remaining aggregate 1.5% owned by certain members of management and the Board of Directors (“Management Stockholders”).

The Company’s preferred stock has certain rights, powers and privileges which include, but are not limited to the following:

(a) the preferred stock will rank senior to any capital stock or other equity securities of the Company (including, without limitation, the common stock of the Company) with respect to dividend rights, rights on liquidation, dissolution, redemption or winding up;

(b) the preferred stock is subject to a liquidation preference of $1,000 per share (subject to customary adjustments such as stock splits) plus all unpaid and accrued dividends described in (c) below which will be required if a liquidation event occurs (including certain mergers or sales of the Company or the sale, lease, transfer, exclusive license or other disposition of substantially all of the assets of the Company);

(c) the preferred stock shall be entitled to receive, on a cumulative basis, cash dividends, accrued on a daily basis, whether or not declared and compounding semi-annually on July 31 and December 31 of each year, at a rate of 20% per annum on the sum of the liquidation value thereof plus all accumulated and unpaid dividends thereon from, and including, the date of issuance of such shares of Preferred stock until the date that the liquidation value and accrued dividends are paid or the date which such Preferred stock is redeemed or acquired by the Company (whether or not declared). The unrecorded accumulated and unpaid dividends at December 31, 2014 totaled $11.1 million;

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

(d) the preferred stock is subject to redemption by the Company at liquidation value plus all accrued but unpaid dividends at the sole election of the Company;

(e) the preferred stock is not mandatorily redeemable, conditional nor does it contain any conversion options; and

(f) the preferred stockholders share voting rights with the common stock holders. Each holder of Series A Preferred stock shall be entitled to 10,000 votes per share of Series A Preferred stock on all matters to be voted on by the Company’s shareholders.

During 2014, the Company repurchased 81 shares of the Company’s Series A Preferred stock from former IDQ employees, at a cost of approximately $88,000 and the shares were subsequently cancelled. The Company’s Series A Preferred stock is not traded upon any public market.

Common Stock

In March 2014, the Company amended its Articles of Incorporation to increase the number of authorized common stock to 400 million shares of common stock from the previous authorized number of 365 million shares. On March 17, 2014, the Company issued 23.1 million shares of the Company’s common stock to the former shareholders of IDQ Acq. Corp., as consideration for their sale of the outstanding common and preferred stock of IDQ Acq. Corp. to the Company and its subsidiaries under the Stock Purchase Agreement. The shares were issued to Kinderhook, IDQ’s largest shareholder, as well as members of IDQ’s s management team in exchange for their shares of IDQ’ s outstanding common stock and preferred stock. Since these shares are not traded on the public market, the Company commissioned a valuation by an unrelated third-party valuation firm, in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and assigned a fair value to the Common Stock issued to Kinderhook and former management IDQ shareholders of $1.02 and $0.71 per share (discounted for lack of marketability), respectively.

As of December 31, 2014, Avista owned 91.3 % of the Company’s issued and outstanding common stock, with an additional 7.1% owned by Kinderhook and the remaining aggregate 1.6% owned by Management Stockholders. The Company’s common stock is not traded upon any public market.

Repurchase right

Under the terms of the Stockholders’ Agreement dated November 5, 2010, as amended, among the Company, Avista, and the Management Stockholders, the Company has the option but not an obligation to repurchase all of the shares of common stock held by former Company employees whether acquired directly on Acquisition or issued pursuant to the exercise of stock options to former Company employees who terminate employment under certain circumstances. The purchase price of the Company’s call option as prescribed in the Stockholders’ Agreement is to be determined through a valuation of the Company’s common stock on a minority, non-marketable interest basis or, under certain circumstances, based on cost, as defined therein. As there is no active market for the Company’s common stock, the Company estimates the fair value of its common stock as determined by the Board of Directors in good faith. If a participant in the 2010 AAG Stock Option Plan (See Note 14) were to terminate employment with the Company, the Company’s exercise of its repurchase right under the Stockholders’ Agreement on shares received by the a Company employee through the exercise of stock options may require equity awards to be expensed in the Company’s statement of comprehensive loss in the period in which the termination occurs. During 2014, the Company repurchased 468,371 shares of the Company’s common stock from former employees, at a cost of approximately $0.5 million.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Dividends

The Company has not paid any cash dividends on its common stock. The declaration of any future cash dividends is at the discretion of the Company’s Board of Directors and depends upon its earnings, if any, our capital requirements and financial position, its general economic conditions, and other pertinent conditions. It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

Note 14—Share Based Compensation Plans

The following table presents details of total share based compensation expense that is included in the Company’s statements of comprehensive loss (in thousands):

	Year ended
	December 31, 2014	December 31, 2013	December 31, 2012
Cost of products sold	($42)	($15)	$13
Selling and administrative expenses	(762)	260	243
Research and development costs	(36)	15	10

Total share based compensation costs	($840)	$290	$266

In November 2010, the Parent’s Board of Directors approved the 2010 Equity Incentive Plan (the “2010 AAG Option Plan”), which authorized equity awards to be granted for up to 26,500,000 shares of Parent’s common stock. On June 23, 2014, the Parent’s Board of Directors resolved to increase the authorized shares to 27,565,000. Under the 2010 AAG Option Plan, certain management and key employees of the Company have been or may be granted a combination of time based and performance based options to purchase the Parent’s common stock. Share based compensation expense related to employee grants under the 2010 AAG Option Plan has been reflected in these financial statements. However, during the third quarter of 2014, the Company determined that no compensation expense should be recognized until an actual vesting event occurs. As a result, approximately $0.8 million of compensation expense which was previously recognized for these grants was reversed. As of December 31, 2014, equity awards for approximately 2,808,750 shares of Parent’s common stock remain available for grant under the 2010 AAG Option Plan.

The Company utilizes an option pricing method employing a Black Scholes model to estimate the fair value of stock options granted. The following weighted average assumptions were used for time based and performance based option grants in the periods:

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Expected life	3.0 years	6.5 years	6.5 years
Expected volatility	80.0%	34.0%	35.0%
Risk-free interest rate	0.65% - 0.86%	1.23% - 2.03%	0.91% - 1.36%
Dividend yield	0%	0%	0%

Time based and performance based options expire ten years from the date of grant. The expected life of the stock options on the option grants during the period is determined based on the average of the weighted vesting term and the contractual term of the options. However, after the modification discussed below, the expected term was changed to the remaining vesting period of 3 years. The Company estimates stock option forfeitures based on historical data and will adjust the rate to expected forfeitures when Company-specific experience indicates a different trend. Expected volatility for the period is determined consistently based on a five-company peer group, all of which have publicly traded stock. The risk-free

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

interest rate is based on the implied yield on a U.S. Treasury yield curve with a term similar to the expected remaining term of the option on the date of the grant. Dividend yield for the period is determined based on projected annual dividend payments.

Employees of the Company participate in the 2010 AAG Stock Option Plan. On June 23, 2014, the Company modified the stock option grant agreements for certain employees participating in the Plan. In addition, the Company granted additional options covering 2,385,000 shares to employees during the quarter ended June 30, 2014 at $1.00 per share. One half of the modified and newly granted options vest ratably over a five year period from the date of grant/modification based upon the passage of time (the “Time Award”), while the remaining 50% of the options vest upon the achievement of specified performance conditions as set forth in the grant agreements. The performance condition can be met each fiscal year if certain EBITDA targets are achieved, subject to certain carry back and carry forward provisions, or if a change of control occurs and the applicable return of capital target is met.

The following table summarizes stock option activity for time based options under the 2010 AAG Stock Option Plan for the periods presented (in thousands, except per share amounts):

	Number of Time based Shares	Weighted- Average Exercise Price
Non-vested at December 31, 2012	4,708	1.02
Granted	935	1.00
Forfeited	(614)	1.00
Vested	(1,153)	1.01

Non-vested at December 31, 2013	3,876	1.02
Granted	5,628	1.00
Additional Time Based Shares from Modification	3,285	1.00
Forfeited	(1,913)	1.00
Vested	(0)	0.00

Non-vested at December 31, 2014	10,876	1.00
Exercisable at December 31, 2014	2,678	1.00

Outstanding at December 31, 2014	13,554	1.00

Under the 2010 AAG Option Plan, time based options vest ratably over the applicable service period, five years, on each anniversary of the date of grant and, regardless, immediately upon a change in control event, subject to certain conditions. However, Parent and holders of outstanding options covering 14,608,750 option shares and about 40 grants under the 2010 AAG Stock Option Plan agreed to revisions to the stock option award agreements. The revisions effective June 23, 2014, included the following changes:

a)	The vesting period for unvested time based option shares was extended to annual vesting ratably over 5 years from June 23, 2014;

b)	25% of the option shares designated for performance based vesting in participants’ original grants were revised to time based vesting, with annual vesting ratably over 5 years from June 23, 2014;

c)	The performance criteria for the remainder of the performance based option shares was revised to vest based on the company achieving annual EBITDA targets which were designated in the revised grants; and

d)	for performance based options shares, if they do not vest under scenario (c) above, the option shares may vest under an alternative vesting criteria that is based on a target return of capital to stockholders. The return of capital target is a scale of 2 to 3 times the stockholders original investment at such time as there is a change of control of the Company’s ownership.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

There have been no vested, time based stock options exercised to date under the 2010 AAG Stock Option Plan and no cash received. The weighted average fair value per option of time based options granted in 2014, 2013 and 2012 was $0.29, $0.15 and $0.15, respectively. The aggregate fair value of options vested in 2014, 2013 and 2012 was $0.0 million, $0.2 million and $0.3 million, respectively. At December 31, 2014, the total amount of unrecognized compensation cost for time based options granted is $4.1 million. At December 31, 2014, vested and exercisable options and total time based options outstanding have weighted average remaining contractual terms of 6.2 and 7.6 years, respectively, and carry no intrinsic value.

The following table summarizes stock option activity for performance based options under the 2010 AAG Stock Option Plan for the periods presented (in thousands, except per share and year amounts):

	Number of Performance based Shares	Weighted- Average Exercise Price
Non-vested at December 31, 2012	12,862	1.01
Granted	1,869	1.00
Forfeited	(926)	1.00

Non-vested at December 31, 2013	13,805	1.01
Granted	5,528	1.00
Forfeited	(4,844)	1.00
Converted to Time Based	(3,285)	1.00

Non-vested and outstanding at December 31, 2014	11,204	1.00

Under the 2010 AAG Stock Option Plan, performance based options vest subject to a liquidity event (e.g., an initial public offering or change in control, as defined) and based upon the attainment of specified minimum returns on capital to Company’s shareholders. Compensation expense on performance based option grants is not recognized until it is probable that the liquidity event will occur. For all periods the Company did not recognize share based compensation expense related to its performance based grants given that the performance condition (a liquidity event) has not occurred in any of those periods.

Because it is not probable that these performance based option grants will vest and no compensation expense is recognized, the Company did not value these grants. At a time in which it becomes probable that the performance option grants will vest the Company will have a valuation performed. At that time, the Company will disclose the total compensation cost in their ending financial statements.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 15—Income Taxes

The (benefit) provision for income taxes on loss before income taxes, by tax jurisdiction, consisted of the following (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Current:
Federal	$7,566	$3,006	$1,425
State	612	537	364
Foreign	1,329	892	1,783

Total current	9,507	4,435	3,572
Deferred:
Federal	(20,023)	(11,874)	(11,060)
State	(598)	(2,818)	1,206
Foreign	38	(518)	(758)

Total deferred	(20,583)	(15,210)	(10,612)

Total	$(11,076)	$(10,775)	$(7,040)

The components of loss before income taxes, by tax jurisdiction, were as follows (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
United States	$(31,562)	$(19,496)	$(24,878)
Foreign	(3,983)	(4,667)	(27,961)

	$(35,545)	$(24,163)	$(52,839)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on loss before income taxes follows:

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Statutory federal tax rate	35.0%	35.0%	35.0%
Non-deductible impairment of goodwill	—	—	(12.3)
State taxes (net of federal tax benefits)	0.6	6.8	(1.8)
Foreign rate differential	(2.1)	(2.0)	(3.0)
Domestic production activities deduction	1.9	0.8	0.6
Acquisition related	(2.0)	—	0.4
Change in Valuation Allowance	(1.7)	(2.3)	—
UK interest deduction	4.9	2.5	1.3
Uncertain tax positions	(2.0)	—	—
Other differences	(3.5)	3.8	(6.9)

Effective tax rate	31.1%	44.6%	13.3%

The Company’s effective rate for 2014 differs from the statutory rate primarily due to differences in the foreign tax rates when compared to the statutory rate, changes in valuation allowances relating to certain foreign jurisdictions and uncertain tax positions. The Company’s effective benefit rate for 2013 differs from the statutory rate primarily due to state taxes. Other items impacting the Company’s effective benefit rate relate primarily to deductible interest expense in the U.K., and adjustments resulting from the filing of the income tax returns.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to be reversed. Significant deferred tax assets and liabilities consist of the following (in thousands):

	December 31, 2014	December 31, 2013
Deferred tax assets:
Accrual and reserves	$2,661	$1,841
Inventory costs	3,103	2,064
Acquisition related	9,738	2,225
Net operating losses	1,991	1,806
Other	312	—

Total deferred tax assets	17,805	7,936

Deferred tax liabilities:
Fixed and intangible assets	(151,616)	(93,388)
Section 481(a) adjustments	(260)	—

Total deferred tax liabilities	(151,876)	(93,388)

Valuation allowance	(1,204)	(603)

Net deferred tax liabilities	$(135,275)	$(86,055)

The net deferred tax assets and liabilities are included in the balance sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Current deferred tax assets (included in other current assets)	$5,451	$3,555
Non-current deferred tax liabilities	(140,726)	(89,610)

Net deferred tax liabilities	$(135,275)	$(86,055)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. As of December 31, 2014, the Company had aggregate foreign net operating losses of approximately $15.1 million, which is comprised of losses of $13.3 million, $1.7 million and $0.1 million in the United Kingdom, China and other foreign jurisdictions, respectively. Losses in the United Kingdom are subject to an indefinite carryforward period; however, due to limitations on the ability to utilize such losses to offset income from only certain members of the United Kingdom group, a full valuation allowance has been provided on such losses. Losses in China have a five year carryforward period and also carry a full valuation allowance.

In connection with Acquisition, Clorox has agreed to indemnify the Company for any taxes and interest associated with the periods prior to November 4, 2010.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2014 and December 31, 2013, the total balance of accrued interest and penalties related to uncertain tax positions was $0.3 million and $0.1 million, respectively.

The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Unrecognized tax benefits—beginning of period	$865	$379	$417
Gross increases—tax positions in prior periods	275	625	—
Gross increase—current period tax positions	1,325	—	75
Reversal of accrual for prior year tax positions	(43)	—	—
Statute of limitations lapse	(57)	(51)	—
Settlements	(66)	(88)	(113)

Unrecognized tax benefits—end of period	$2,299	$865	$379

As of December 31, 2014 and December 31, 2013, the total amount of unrecognized tax benefits was $2.3 million, and $0.9 million, respectively, which would affect the effective tax rate, if recognized. Of the 2014 and 2013 balances above, $0.3 million and $0.2 million, respectively, relates to periods which were included within Clorox tax returns. An offsetting receivable has been recorded in other assets for the Clorox indemnity as of December 31, 2014 and 2013. As of December 31, 2014, the Company had an uncertain tax position of $1.2 million which was offset against a corresponding net operating loss in accordance with ASU 2013-11.

The Company is subject to exam by the U.S. federal, state, and foreign tax authorities on its filings since 2011. During 2013, the U.S. federal tax return filed by the Company for 2010 was examined by the IRS, and resulted in no change.

In the twelve months succeeding December 31, 2014, the Company expects total unrecognized tax benefits to change by $0.1 million due to the lapse of statute of limitations on a portion of the unrecognized tax benefit indemnified by Clorox. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless the earnings are considered indefinitely invested outside of the U.S. No provision has been made for U.S. income taxes or foreign withholding taxes on $0.8 million of cumulative unremitted earnings of certain foreign subsidiaries as of December 31, 2014 due to the Company’s existing tax structure, existing tax law and the Company’s intention to indefinitely reinvest these earnings outside of the U.S. The Company determined that the calculation of the amount of unrecognized deferred tax liability related to these cumulative unremitted earnings was not practicable. If these earnings were distributed to the Company’s U.S. entity, the Company would be subject to additional U.S. income taxes and foreign withholding taxes would be reduced by available foreign tax credits.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 16—Retirement Income and Health Benefit Plans

Defined Contribution Plans

The Company established a defined contribution plan in the United States for the Company’s employees that contain two components, a 401(k) component and a profit-sharing component, which qualifies as a tax deferred savings plan under Section 401(k) of the IRC (“The Plan”). Eligible U.S. employees may contribute a percentage of their pre-tax compensation, subject to certain IRC limitations. The Plan provides for employer matching contributions to be made up to $1,000 per year and profit sharing contributions at the discretion of the Board of Directors. The Company’s aggregate cost of the defined contribution plans was (in thousands):

Year Ended
December 31, 2014	December 31, 2013	December 31, 2012
$420	$804	$1,622

Union Pension Fund Withdrawal Liability

On June 30, 2000, IDQ Operating, under its former management, withdrew from the Local 29 RWDSU Pension Fund (EIN #13-2669167) and, as a result, affected a complete withdrawal from the fund, within the meaning of Section 4203(a) of the Employee Retirement Income Security Act of 1974. Consequently, the Company is subject to the payment of a withdrawal liability to the fund. Beginning on April 1, 2001, this liability is payable on a quarterly basis in the amount of $12,509, including interest. The annual amount contributed to the plan by the Company and charged to expense in 2014 was $37,459.

The Company contribution to the plan was approximately 12.5% of total contributions of approximately $0.4 million, made by employers and the Pension Benefit Guaranty Corp. Based on the latest information available, the plan’s actuarial present value of accumulated plan benefits is approximately $3.3 million. At December 31, 2014, this liability included in other liabilities amounted to $0.7 million.

Note 17—Subsequent Events

The Company has evaluated events from the balance sheet date through April 17, 2015, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.